Exhibit 23

INDEPENDENT AUDITORS’ CONSENT

To the Board of Directors and Stockholders of

Del Global Technologies Corp.

Valhalla, New York

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-103148 of Del Global Technologies Corp. of our report dated November 13, 2002, April 25, 2003 as to Note 6 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement of the consolidated statement of shareholders’ equity as of July 31, 1999), appearing in the Prospectus, which is a part of such Registration Statement, and of our report dated November 13, 2002, April 25, 2003 as to Note 1, relating to the consolidated financial statement schedules (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement of the financial information for fiscal years 2001 and 2000) appearing elsewhere in such Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/    DELOITTE & TOUCHE LLP

New York, New York

April 25, 2003